EXHIBIT 99.1

CROSSFIRE CAPITAL CORPORATION

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Adopted by the Board of Directors on ______________, 2006
 I.     Purpose

The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Crossfire Capital Corporation (the "Company") is to assist the Board in its oversight of (i) the integrity of the Company's financial statements, financial reporting process, system of internal control over financial reporting, and audit process, (ii) the Company's compliance with, and process for monitoring compliance with, legal and regulatory requirements, (iii) the independent registered public accounting firm's (the "independent auditor") qualifications and independence, and (iv) the performance of the Company's internal audit function and the independent auditor, including, without limitation, ensuring that interim quarterly financial statements are reviewed by the Company's independent auditors.

II.     Composition

A.
The Committee shall consist of no fewer than three members of the Board, all of whom shall be appointed by, and who may be removed at any time by, the Board. The Board shall appoint the chairperson of the Committee. Each member of the Committee shall have been determined by the Board to be "independent" as defined in Rule 10A-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and Section 121A of the rules of the American Stock Exchange (the "AMEX Rules").

B.
In selecting the members of the Committee, the Board shall also determine (i) that each member is able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement, (ii) that at least one member is "financially sophisticated", as defined in Section 121B of the AMEX Rules, and (iii) that at least one member of the Committee is an "audit committee financial expert", as defined in Item 401(h) of Securities and Exchange Commission ("SEC") Regulation S-K (or if there is no such member, the reason for not having an audit committee financial expert on the Committee).

C.	Each member of the Committee shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment.

D.
No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to serve effectively on the Committee and discloses this determination in the Company's annual proxy statement.

III.           Meetings

A.
The Committee shall meet at least four (4) times annually and more frequently if deemed necessary to fulfill its responsibilities. The Committee may invite such members of management, the internal auditor, the independent auditor and such other persons to its meetings as it may deem desirable or appropriate.

B.	Incidental to any regularly scheduled meetings, the Committee may meet, if it deems it necessary, with management, the internal auditor and the independent auditor in separate executive sessions.

IV.      Responsibilities and Duties

The following are the duties, responsibilities and authority of the Committee:

A.
The Committee shall have the sole authority and responsibility to appoint, retain and terminate (and recommend to the Company's shareholders the selection or ratification of the selection of) the Company's independent auditor and to determine the compensation of the independent auditor. The Committee shall monitor and evaluate the independent auditor's qualifications, performance and independence on an ongoing basis, and shall be directly responsible for overseeing the work of the independent auditor (including resolving disagreements between management and the independent auditor regarding financial reporting). In conducting such evaluations, the Committee shall:

1.            At least annually, obtain and review a formal written statement report by the independent auditor describing:

   a.     the independent auditor's internal quality-control procedures;

b.    any material issues raised by the most recent internal quality-control review, peer review, or Public Company Accounting Oversight Board review of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, concerning one or more independent audits carried out by the auditors, and any steps taken to deal with any such issues; and

c.     (to assess the independent auditor's independence) all relationships between the independent auditor and the Company (including information the Company determines is required to be disclosed in the Company's proxy statement as to audit and non-audit services provided to the Company and those disclosures required by Independence Standards Board Standard No.1, as it may be modified or supplemented).

2.    Discuss with the independent auditor any relationships or services that may affect the objectivity or independence of the independent auditor and consider whether the provision of non-audit services is compatible with maintaining the Independent Auditor's independence.

3.    Review and evaluate the qualifications, performance and independence of the primary partners of the independent auditor.

4.    Take into account the opinions of management.

5.     Discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner and consider whether there should be a regular rotation of the audit firm itself.

The Committee shall present its conclusions concerning the independent auditor to the Board for its information at least annually.

B.
Pre-approve all audit and non-audit services to be provided by the independent auditor to the Company in accordance with the Committee's policies and procedures, and regularly review (a) the adequacy of the Committee's policies and procedures for pre-approving the use of the independent auditor for audit and non-audit services with a view to auditor independence; (b) the audit and non-audit services pre-approved in accordance with the Committee's policies and procedures; and (c) fees paid to the independent auditor for pre-approved audit and non-audit services.

C.	Review with management and the independent auditor the annual and quarterly financial statements of the Company, including:

1.    any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of a report on Form 10-K or 10-Q with the SEC;

2.     disclosures relating to internal control over financial reporting;

3.    the items required by Statement of Auditing Standards 61 as in effect at that time in the case of the annual statements and Statement of Auditing Standards 100 as in effect at that time in the case of the quarterly statements; and

4.    meet to review the Company's specific disclosures under "Management Discussion and Analysis of Financial Conditions and Results of Operations" included in the Company's Form 10-K or 10-Q filed with the SEC.

D.	Review with the independent auditor:

1.    the scope and results of the audit;

2.    any problems or difficulties that the auditor encountered in the course of the audit work, and management's response; and

3.     any questions, comments, or suggestions the auditor may have relating to the internal controls, and accounting practices and procedures, of the Company or its subsidiaries.

E.
Review, at least annually, the scope and results of the internal audit program, including then current and future programs of the Company's internal audit department, procedures for implementing accepted recommendations made by the independent auditor, and any significant matters contained in reports from the internal audit department.

F.	Review with the independent auditor, the Company's internal audit department, and management:

1.    the adequacy and effectiveness of the systems of internal controls (including any significant deficiencies and significant changes in internal controls reported to the Committee by the independent auditor or management), accounting practices, and disclosure controls and procedures (and management reports thereon), of the Company and its subsidiaries; and

2.    current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate.

G.	Recommend to the Board whether the Company's audited financial statements should be included in the Company's annual report on Form 10-K.

H.	Discuss with management and the independent auditor, as appropriate, earnings press releases and financial information and earnings guidance provided to analysts and to rating agencies.

I.
Discuss with management on at least an annual basis management's assessment of the Company's market, credit, liquidity and other financial and operational risks, and the guidelines, policies and processes for managing such risks.

J.
Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

K.
Review the Company's financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the Company's financial statements, including alternatives to, and the rationale for, the decisions made.

L.	Review:

1.    the status of compliance with laws, regulations, and internal procedures; and

2.    the scope and status of systems designed to promote Company compliance with laws, regulations and internal procedures, through review of reports from management, legal counsel and third parties as determined by the Committee.

M.	Review and approve all related party transactions (as defined by the applicable AMEX Rule).

N.	Set policies for the hiring of employees or former employees of the Company's independent auditor.

O.	Discharge any other duties or responsibilities delegated to the Committee by the Board, by the Company's bylaws or by law from time to time.

P.	Conduct an annual performance evaluation of the Committee and annually evaluate the adequacy of its Charter.

V.   Committee Reports

The Committee shall prepare a report (or such other disclosure as required under SEC rules) each year for inclusion in the Company's proxy statement for the election of directors. The chairperson of the Committee will report regularly to the full Board on the Committee's activities, findings and recommendations, including the results of the Committee's annual self-evaluation and any recommended changes to the Committee's Charter.

VI.      Compensation of Committee Members

No member of the Committee may receive any compensation from the Company other than (i) directors' fees, which may be received in cash, common stock, equity-based awards or other in-kind consideration ordinarily available to directors; (ii) pension or other deferred compensation for prior service that is not contingent on future service; and (iii) any other regular benefits that other directors receive.

VII.         Delegation to Subcommittee

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee. The Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditor, provided that any such approvals are presented to the Committee at its next scheduled meeting.

VIII.        Resources and Authority of the Committee

The Committee shall have the resources and authority necessary or appropriate to discharge its duties and responsibilities, including the authority to (i) investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of the Company, and (ii) select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, accountants or other experts, as it deems appropriate, without seeking approval of the Board or management.

IX.           General

The Committee may perform any other activities consistent with this Charter, the Company's By-Laws and applicable law, as the Committee deems necessary or appropriate, or as directed by the Board.

X.            Amendments

This Charter may be amended by the Board.